Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED BYLAWS
OF
PANDORA MEDIA, INC.
* * * * *
The undersigned, Secretary of Pandora Media, Inc., a Delaware Corporation (the “Corporation”), hereby represents that, in accordance with Article 6, Section 6.06 of the Amended and Restated Bylaws (the “Bylaws”) of the Corporation effective as of June 20, 2011, and as amended on July 21, 2016 and March 2, 2017, the Board of Directors of the Corporation has amended Section 2.10(a)(ii) of the Bylaws as follows:
The following sentence shall be added after the last sentence in Article 2, Section 2.10(a)(ii):
“Notwithstanding anything in this paragraph to the contrary, solely for purposes of the annual meeting to occur in 2017, a stockholder’s notice relating to nominations of persons for election to the Board of Directors of the Corporation such annual meeting shall be timely if it is delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation no later than the later of (A) the latest date as determined in accordance with the second preceding sentence and (B) March 31, 2017.”

The undersigned hereby certifies that he is the duly elected, qualified, and acting Secretary of Pandora Media, Inc., and that the foregoing amendment to the Amended and Restated Bylaws was adopted by its Board of Directors effective as of March 16, 2017.

PANDORA MEDIA, INC.

By:	/s/ Steve Bené
	Name:	Steve Bené
	Title:	General Counsel and Corporate Secretary